Exhibit 10.15

STORAGE SERVICES AGREEMENT

THIS STORAGE SERVICES AGREEMENT (this “Agreement”) is dated as of September 24, 2012, by and between MARATHON PIPE LINE LLC (“MPL”), a Delaware limited liability company, with offices at 539 South Main Street, Findlay, Ohio 48540 and MARATHON PETROLEUM COMPANY LP (“MPC”), a Delaware limited partnership, with offices at 539 South Main Street, Findlay, Ohio 45840, both referred to jointly as the “Parties” and individually as a “Party”.

RECITALS

WHEREAS, MPL owns and operates storage tanks or shell capacity (the “Storage Tanks”) at its facility located in Lebanon, Indiana (the “Tank Farm”);

WHEREAS, MPC desires MPL to provide storage services with respect to 750,000 Barrels of MPC’s Crude Petroleum (the “Commitment”); and

WHEREAS, MPL and MPC desire to enter into this Agreement, subject to the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the premises and mutual covenants set forth herein, the Parties hereby agree as follows:

1. DEFINITIONS

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question.

“Agreement” has the meaning set forth in the Preamble.

“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, determination, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, requirement, or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect.

“Barrel” means 42 U.S. gallons measured at 60 degrees Fahrenheit.

“Commitment” has the meaning set forth in the Recitals.

“Confidential Information” means any proprietary or confidential information that is competitively sensitive material or otherwise of value to a Party or its Affiliates and not generally known to the public, including trade secrets, scientific or technical information, design, invention, process, procedure, formula, improvements, product planning information, marketing strategies, financial information, information regarding operations, consumer and/or customer relationships, consumer and/or customer identities and profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of a Party or its Affiliates and the consumers, customers, clients and suppliers of any of the foregoing. Confidential Information includes such information as may be contained in or embodied by documents, substances, engineering and laboratory notebooks, reports, data, specifications, computer source code and object code, flow charts, databases, drawings, pilot plants or demonstration or operating facilities, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation (including data in computer or other digital format) of the foregoing; provided, however, that Confidential Information does not include information that a receiving Party can show (a) has been published or has otherwise become available to the general public as part of the public domain without breach of this Agreement, (b) has been furnished or made known to the receiving Party without any obligation to keep it confidential by a third party under circumstances which are not known to the receiving Party to involve a breach of the third party’s obligations to a Party or (c) was developed independently of information furnished or made available to the receiving Party as contemplated under this Agreement.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

“Crude Petroleum” means either the direct liquid products of oil wells, or a mixture of the direct liquid products of oil wells with the indirect liquid products of oil or gas wells, including gasoline and liquefied petroleum gases, all of which are of merchantable quality when the American Petroleum Institute (“API”) gravity is 50.9 degrees or less.

“Current Rate” is determined pursuant to Section 4.1.

“Day” means a period of twenty-four (24) consecutive hours commencing 12:00 a.m. Central Standard Time, or such other period upon which the Parties may agree.

“Effective Date” has the meaning set forth in Section 3.

“Force Majeure” means acts of God, fires, floods, storms; compliance with orders of courts or Governmental Authorities; explosions, wars, terrorist acts, riots, strikes, lockouts or other industrial disturbances; accidental disruption of service; breakdown of machinery, storage tanks or pipelines and inability to obtain or unavoidable delays in obtaining material or equipment; and similar events or circumstances, so long as such events or circumstances are beyond the Party’s reasonable control and could not have been prevented by the Party’s due diligence; provided, however, that a Party’s failure to pay any amounts due hereunder shall not constitute an event of Force Majeure.

“Force Majeure Notice” has the meaning set forth in Section 15.

“Force Majeure Period” has the meaning set forth in Section 15.

“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.

“Initial Term” has the meaning set forth in Section 3.

“Losses” has the meaning set forth in Section 13.1.

“Month” means the period commencing on the Effective Date and ending on the last Day of the calendar month in which service begins and each successive calendar month thereafter.

“MPC” has the meaning set forth in the Preamble.

“MPL” has the meaning set forth in the Preamble.

“Notice Period” has the meaning set forth in Section 15.

“Operating Procedures” has the meaning set forth in Section 9.

“Partnership Change of Control” means Marathon Petroleum Corporation ceases to Control the general partner of MPLX LP.

“Person” means any natural person, estate, firm, association, joint stock company, partnership, limited partnership, joint venture, corporation, limited liability company, limited liability partnership, trust, unincorporated organization or Governmental Authority or any department or agency thereof.

“Renewal Term” has the meaning set forth in Section 3.

“Representatives” has the meaning set forth in Section 19.1.

“Storage and Transportation Fee” has the meaning set forth in Section 4.1.

“Storage Tank” or “Storage Tanks” has the meaning set forth in the Recitals.

“Tank Farm” has the meaning set forth in the Recitals.

“Taxes” has the meaning set forth in Section 10.

“Term” has the meaning set forth in Section 3.

“Termination Notice” has the meaning set forth in Section 15.

2. STORAGE COMMITMENT

Subject to the terms and conditions of this Agreement, during the Term, MPL shall store, up to the Commitment, all Crude Petroleum tendered by MPC in one or more Storage Tanks at the Tank Farm. At any time after any such Crude Petroleum has been received at the Tank Farm, MPL may, for operational, environmental or safety reasons, move such Crude Petroleum to one or more other Storage Tanks.

3. TERM

This Agreement shall commence on October 1, 2012 (the “Effective Date”) and shall continue through December 31, 2015 (the “Initial Term”). This Agreement will automatically renew for successive one (1) year renewal terms (each a “Renewal Term”) unless either Party provides the other Party with written notice of its intent to terminate at least six (6) months prior to the end of the Term or any Renewal Term. The Initial Term together with all Renewal Terms, if any, shall be referred to in this Agreement as the “Term”.

4. STORAGE AND TRANSPORTATION FEE

4.1 Storage and Transportation Fee. During the Term, MPC shall pay a Monthly fee (the “Storage and Transportation Fee”), for storage and transportation services equal to (a) the Current Rate multiplied by (b) the Commitment; provided, however, that the fee owed during the Month in which the Effective Date occurs shall be prorated in accordance with the ratio of (i) the number of Days in such Month during which this Agreement is effective to (ii) the total number of Days in such Month. The initial Current Rate shall be $0.48 per Barrel. On January 1, 2014 and annually thereafter, the Current Rate shall be increased (but not decreased) by the same percentage, if any, equal to any upward change in the Producer Price Index for Finished Goods, as reported by the U.S. Bureau of Labor Statistics, during the preceding year. Each Month during the Term, MPL shall issue an invoice to MPC for amounts due for the preceding Month, and payment shall be due and payable within fifteen (15) Days from the date of invoice. Any past due amounts owed by MPC to MPL shall accrue interest, payable on demand, at the rate of eight percent (8%) per annum from the due date of the payment through the actual date of payment.

4.2 Adjustments to the Commitment. The Commitment will be decreased due to any of the following:

(a)	With respect to any period in which MPL is required to provide any of the Storage Tanks’ capacity to any third party in order to comply with any Applicable Law, the Commitment shall be reduced to equal the volume of capacity in the Storage Tanks that is available for MPC’s use during such period;

(b)	With respect to any period in which MPL is unable to provide storage services with respect to the entire Commitment due to the occurrence of a Force Majeure event, then the Commitment shall be reduced to equal the volume of capacity in the Storage Tanks that is available for MPC’s use during the period of such Force Majeure event; and

(c)	With respect to any period in which MPL is unable to provide storage services with respect to the entire Commitment due to MPL’s repair or maintenance activities, then the Commitment shall be reduced to equal the volume capacity in the Storage Tanks that is available for MPC’s use during the period of any such repair or maintenance activity.

If the Commitment is reduced in accordance with this Section 4.2, then the Storage and Transportation Fee for any Month containing any portion of the period in which such reduction is in effect will be calculated based upon the average Commitment in effect during such Month.

4.3 Negotiated Storage and Transportation Fee. Within six (6) months prior to the expiration of the Initial Term or any Renewal Term, the Parties will negotiate in good faith to agree on the Storage and Transportation Fee for the following Renewal Term. If the Parties cannot agree on the Storage and Transportation Fee for any Renewal Term prior to the commencement of such Renewal Term, the Storage and Transportation Fee in effect immediately prior to the commencement of such Renewal Term shall remain in effect for the duration of such Renewal Term, unless the Parties otherwise mutually agree.

4.4 Additional Charges. The Storage and Transportation Fee does not include any loading, handling, transfer and other charges as stated in MPL’s applicable tariffs.

5. CAPABILITIES OF FACILITIES

5.1 Service Interruptions. MPL shall use reasonable commercial efforts to minimize the interruption of service at the Tank Farm and Storage Tanks. MPL shall promptly inform MPC’s operational personnel of any anticipated partial or complete interruption of service at the Tank Farm or Storage Tanks, including relevant information about the nature, extent, cause and expected duration of the interruption and the actions MPL is taking to resume full operations; provided, however, that MPL shall not have any liability for any failure to notify, or delay in notifying, MPC of any such matters except to the extent MPC has been materially prejudiced or damaged by such failure or delay.

5.2 Maintenance and Repair Standards. Subject to Force Majeure and interruptions for routine repair and maintenance consistent with customary storage tank industry standards, MPL shall maintain the Tank Farm and Storage Tanks in a condition and with a capacity sufficient to store the Commitment. If any event (including a Force Majeure event) occurs that reduces the capacity of the Tank Farm and, as a result of such event, MPL is unable to provide storage for the entire Commitment, then within a reasonable period of time following such event, MPL shall make all necessary repairs to restore the capacity of the Storage Tanks. All such restoration of capacity of the Storage Tanks shall be at MPL’s cost and expense unless the damage creating the need for such repairs was caused by the negligence or willful misconduct of MPC, its employees, agents or customers. For the avoidance of doubt, nothing in this Section 5.2 shall require MPL to increase the aggregate capacity of the Tank Farm or refuse to provide storage services to a third party that MPL is required to provide pursuant to Applicable Law or any existing agreement with such third party.

6. SCHEDULING

All scheduling of Crude Petroleum delivery into and redelivery out of the Tank Farm will be made pursuant to MPL’s applicable tariff procedures for nominating movements within MPL’s crude systems and MPL’s effective pipeline operation schedules.

7. SERVICES; VOLUME LOSSES

7.1 Services. The services provided by MPL pursuant to this Agreement shall only consist of receipt, storage and redelivery of Crude Petroleum at the Tank Farm.

7.2 Volume Losses. MPL shall have no obligation to measure volume gains and losses and shall have no liability whatsoever for physical Losses that may result from the storage of Crude Petroleum at the Tank Farm. MPC will bear any volume Losses that may result from the storage of Crude Petroleum at the Tank Farm.

8. CUSTODY, TRANSFER AND TITLE

While MPL shall have physical custody of MPC’s Crude Petroleum while in storage at the Tank Farm, at no time shall MPL acquire or be deemed to acquire title to Crude Petroleum. MPC hereby warrants that it shall have good title to and the right to deliver, store and receive Crude Petroleum pursuant to the terms of this Agreement. MPC acknowledges that, notwithstanding anything to the contrary contained in this Agreement, MPC acquires no right, title or interest in or to any of the Storage Tanks, except the right to store and receive Crude Petroleum to, at and from the Storage Tanks as set forth herein. MPL shall retain ownership and operational control of the Tank Farm, all Storage Tanks, associated facilities and equipment used in connection with the provision of the storage services at all times.

9. OPERATING PROCEDURES

9.1 Operating Procedures for MPC. In any applicable case in connection with MPL’s operation of the Storage Tanks, MPC hereby agrees to be subject to the direction of MPL and to strictly abide by any and all Applicable Laws and MPL’s rules and procedures relating to MPL’s operation and use of the Storage Tanks that generally apply to MPL’s receipt, delivery, redelivery and storage of Crude Petroleum in the Storage Tanks (collectively, the “Operating Procedures”).

9.2 Operating Procedures for MPL. MPL shall direct and carry out the handling of Crude Petroleum at the Storage Tanks in accordance with the Operating Procedures.

10. TAXES

MPC shall pay or cause to be paid all taxes, levies, royalties, assessments, fees, charges, surcharges and sums due of any nature whatsoever (other than income taxes, gross receipt taxes, property or ad valorem taxes and similar taxes) imposed by any Governmental Authority (collectively, “Taxes”) that MPL incurs in connection with the services provided by MPL under this Agreement. If MPL is required to pay any of the foregoing, MPC shall promptly reimburse MPL in accordance with the payment terms set forth in this Agreement.

11. COMPLIANCE WITH LAW AND GOVERNMENT REGULATIONS

11.1 Compliance with Law. MPC hereby certifies that none of the Crude Petroleum covered by this Agreement was or will be derived from crude petroleum that was produced or withdrawn from storage in violation of any Applicable Law.

11.2 Licenses and Permits. MPL shall maintain all necessary licenses and permits for the ownership and operation of the Tank Farm.

11.3 Applicable Law. Each Party shall comply with all Applicable Laws associated with such Party’s respective performance hereunder and the operation of such Party’s facilities.

11.4 New or Changed Applicable Law. If during the Term, any new Applicable Law becomes effective or any existing Applicable Law or its interpretation is materially changed, which change is not addressed by another provision of this Agreement and which has a material adverse economic impact upon a Party, then either Party, acting in good faith, shall have the option to request renegotiation of the relevant provisions of this Agreement with respect to future performance. The Parties shall then meet and negotiate in good faith amendments to this Agreement that will conform this Agreement to the new Applicable Law while preserving the Parties’ economic, operational, commercial and competitive arrangements in accordance with the understandings set forth herein.

12. LIMITATION ON LIABILITY

Notwithstanding anything to the contrary contained herein, neither Party shall be liable or responsible to the other Party or such other Party’s affiliated Persons for any consequential, special, indirect, punitive or exemplary damages, or for loss of profits or revenues (collectively referred to as “special damages”) incurred by such Party or its affiliated Persons that arise out of or relate to this Agreement, regardless of whether any such claim arises under or results from contract, tort, or strict liability; provided that the foregoing limitation is not intended and shall not affect damages imposed in favor of any third party not affiliated with a Party to this Agreement.

13. INDEMNIFICATION

13.1 Notwithstanding anything else contained in this Agreement (other than Section 12), MPL shall defend, indemnify, and hold harmless MPC and each of its respective Affiliates, officers, directors, managers, shareholders, agents, employees, successors-in-interest, and assignees from and against any and all demands, claims (including third-party claims), losses, costs, suits, or causes of action (including, but not limited to, any judgments, losses, liabilities, fines, penalties, expenses, interest, reasonable legal fees, costs of suit, and damages, whether in law or equity and whether in contract, tort, or otherwise) (collectively, “Losses”) for or relating to (i) personal or bodily injury to, or death of the employees of MPC and, as applicable, its customers, representatives, and agents, (ii) loss of or damage to any property, products, material, and/or equipment belonging to MPC and, as applicable, its customers, representatives, and agents, and each of their respective Affiliates, contractors, and subcontractors (except for any volume losses of Crude Petroleum), (iii) loss of or damage to any other property, products, material, and/or equipment of any other description (except for any volume losses of Crude Petroleum), and/or personal or bodily injury to, or death of any other Person or Persons; and with respect to clauses (i) through (iii) above, which is caused by or resulting in whole or in part from the acts and omissions of MPL or its employees, representatives or agents in connection with the ownership or operation of the Tank Farm and Storage Tanks and the services provided hereunder;and (iv) any Losses incurred by MPC due to a breach of this Agreement by MPL, or, as applicable, its customers (other than MPC), representatives and agents; PROVIDED, HOWEVER, THAT MPL SHALL NOT BE OBLIGATED TO INDEMNIFY OR HOLD HARMLESS MPC FROM AND AGAINST ANY LOSSES TO THE EXTENT THEY RESULT FROM THE BREACH OF CONTRACT, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF MPC.

13.2 Notwithstanding anything else contained in this Agreement (other than Section 12), MPC shall defend, indemnify, and hold harmless MPL and each of its respective Affiliates, officers, directors, managers, shareholders, agents, employees, successors-in-interest, and assignees from and against any and all Losses for or relating to (i) personal or bodily injury to, or death of the employees of MPL and, as applicable, its customers, representatives, and agents; (ii) loss of or damage to any property, products, material, and/or equipment belonging to MPL and, as applicable, its customers, representatives, and agents, and each of their respective Affiliates, contractors, and subcontractors; (iii) loss of or damage to any other property, products, material, and/or equipment of any other description, and/or personal or bodily injury to, or death of any other Person or Persons; and with respect to clauses (i) through (iii) above, which is caused by or resulting in whole or in part from the acts and omissions of MPC or its employees, representatives or agents, in connection with MPC’s use of the Tank Farm and Storage Tanks and the services provided hereunder and MPC’s Crude Petroleum stored hereunder; and (iv) any Losses incurred by MPL due to a breach of this Agreement by MPC, or, as applicable, its carriers, customers, representatives and agents; PROVIDED, HOWEVER, THAT MPC SHALL NOT BE OBLIGATED TO INDEMNIFY OR HOLD HARMLESS MPL FROM AND AGAINST ANY LOSSES TO THE EXTENT THEY RESULT FROM THE BREACH OF CONTRACT, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF MPL.

14. DEFAULT AND TERMINATION

14.1 Termination for Default. A Party shall be in default under this Agreement if:

(a)	the Party materially breaches any provision of this Agreement and such breach is not cured within fifteen (15) Days after notice thereof (which notice shall describe such breach in reasonable detail) is received by such Party; provided, however, that if such breach is not capable of being cured within fifteen (15) Days but the defaulting party promptly commences and diligently prosecutes such cure, then such cure period will be extended for up to an additional ninety (90) Days; or

(b)	the Party (A) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy, insolvency, reorganization or similar Applicable Law, or has any such petition filed or commenced against it, (B) makes general assignment for the benefit of creditors, (C) otherwise becomes bankrupt or insolvent (however evidenced) or (D) has a liquidator, administrator, receiver, trustee, conservator or similar official appointed with respect to it or any substantial portion of its property or assets.

If a Party is in default as described above, then the other Party may: (i) terminate this Agreement upon notice to the defaulting Party; (ii) withhold any payments due to the defaulting Party under this Agreement; (iii) suspend the performance of its obligations hereunder; and/or (iv) pursue any other remedy at law or in equity.

14.2 Obligations at Termination. Upon the expiration or termination of this Agreement, MPC shall promptly take delivery of all of its Crude Petroleum from the Storage Tanks within thirty (30) Days of such expiration or termination. In the event MPC does not take delivery of all of the Crude Petroleum within such thirty (30) Day period, MPC shall be assessed a Monthly holdover storage fee on all Crude Petroleum held in storage more than thirty (30) Days beyond the termination or expiration of this Agreement until such time the entire volume of MPC’s Crude Petroleum is removed from the Storage Tanks. The Monthly holdover storage fee, if any, will be calculated on the same basis as the Storage and Transportation Fee.

15. FORCE MAJEURE

As soon as possible upon the occurrence of a Force Majeure, MPL shall provide MPC with written notice of the occurrence of such Force Majeure (a “Force Majeure Notice”). MPL shall identify in such Force Majeure Notice the approximate length of time that MPL believes in good faith such Force Majeure shall continue (the “Force Majeure Period”). If MPL advises in any Force Majeure Notice that it reasonably believes in good faith that the Force Majeure Period shall continue for more than six (6) consecutive Months, then, at any time after MPL delivers such Force Majeure Notice, either Party may terminate this Agreement upon delivery of a written notice to the other Party (a “Termination Notice”) six (6) Months (the “Notice Period”) after receipt of such Termination Notice; provided, further, that such Termination Notice shall be deemed canceled and of no effect if the Force Majeure Period ends prior to the expiration of Notice Period. For the avoidance of doubt, neither Party may exercise its right under this Section 15 to terminate this Agreement as a result of a Force Majeure event if the Tank Farm’s ability to store the Commitment has been unaffected by the applicable Force Majeure event.

16. ASSIGNMENT; PARTNERSHIP CHANGE IN CONTROL

16.1 Assignment. Neither Party may assign its rights under this Agreement without prior written consent from the other Party, which consent shall not be unreasonably withheld; provided, however, that either Party may assign its rights under this Agreement to a successor-in-interest resulting from any merger, reorganization, consolidation or as part of a sale of all or substantially all of such Party’s assets. This Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of both Parties.

16.2 Partnership Change in Control. MPC’s obligations hereunder shall not terminate in connection with a Partnership Change of Control. MPL shall provide MPC with notice of any Partnership Change of Control at least sixty (60) Days prior to the effective date thereof.

17. INSURANCE

During the Term, MPL shall maintain, at its expense, property and liability insurance coverage or self-insurance retentions that are, in its good faith judgment, commercially reasonable and otherwise adequate for its ownership and operation of the Tank Farm.

18. NOTICE

Any notice, statement or invoice provided for in this Agreement shall be in writing and shall be considered as having been delivered if hand-carried, transmitted via facsimile or email, or mailed by United States mail, postage prepaid, to the following, respectively:

MPL:

Name:	Marathon Pipe Line LLC
539 S. Main Street
Findlay, OH 45840
Attention:	President
Fax:	(419) 421-3125
Email:	copierson@marathonpetroleum.com

MPC:

Name:	Marathon Petroleum Company LP
539 S. Main Street
Findlay, OH 45840
Attention:	General Counsel
Fax:	(419) 421-3124
Email:	jmwilder@marathonpetroleum.com

19. CONFIDENTIAL INFORMATION

19.1 Confidentiality.

(a)	From and after the Effective Date, each Party shall hold, and shall cause its Affiliates and its and their respective directors, managers, officers, employees, agents, consultants,

advisors, contractors, and other representatives (collectively, “Representatives”) to hold all Confidential Information of the other Party in strict confidence, with at least the same degree of care that applies to such Party’s confidential and proprietary information and shall not use such Confidential Information except in connection with its performance or acceptance of services hereunder and shall not release or disclose such Confidential Information to any other Person, except its Representatives. Each Party shall be responsible for any breach of this section by any of its Representatives.

(b)	If a Party receives a subpoena or other demand for disclosure of Confidential Information received from any other Party or must disclose to a Governmental Authority any Confidential Information received from such other Party in order to obtain or maintain any required governmental approval, the receiving Party shall, to the extent legally permissible, provide notice to the providing Party before disclosing such Confidential Information. Upon receipt of such notice, the providing Party shall promptly either seek an appropriate protective order, waive the receiving Party’s confidentiality obligations hereunder to the extent necessary to permit the receiving Party to respond to the demand, or otherwise fully satisfy the subpoena or demand or the requirements of the applicable Governmental Authority. If the receiving Party is legally compelled to disclose such Confidential Information or if the providing Party does not promptly respond as contemplated by this section, the receiving Party may disclose that portion of Confidential Information covered by the notice or demand.

(c)	Each Party acknowledges that the disclosing Party would not have an adequate remedy at law for the breach by the receiving Party of any one or more of the covenants contained in this Section 19 and agrees that, in the event of such breach, the disclosing Party may, in addition to the other remedies that may be available to it, apply to a court for an injunction to prevent breaches of this Section 19 and to enforce specifically the terms and provisions of this Section 19. Notwithstanding any other section hereof, the provisions of this Section 19 shall survive the termination of this Agreement.

20. MISCELLANEOUS

20.1 Modification; Waiver. This Agreement may be terminated, amended or modified only by a written instrument executed by the Parties. Any of the terms and conditions of this Agreement may be waived in writing at any time by the Party entitled to the benefits thereof. No waiver of any of the terms and conditions of this Agreement, or any breach thereof, will be effective unless in writing signed by a duly authorized individual on behalf of the Party against which the waiver is sought to be enforced. No waiver of any term or condition or of any breach of this Agreement will be deemed or will constitute a waiver of any other term or condition or of any later breach (whether or not similar), nor will such waiver constitute a continuing waiver unless otherwise expressly provided.

20.2 Entire Agreement. This Agreement constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection therewith.

20.3 Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of Ohio without giving effect to its conflict of laws principles that would require the application of the laws of another jurisdiction.

20.4 Counterparts. The Parties may execute this Agreement in multiple counterparts, each of which constitutes an original, and all of which constitute only one agreement. The signatures of all of the Parties need not appear on the same counterpart, and delivery of an executed counterpart signature page by facsimile or other electronic transmission is as effective as executing and delivering this Agreement in the presence of the other parties to this Agreement. This Agreement is effective upon delivery of one executed counterpart from each Party to the other Parties.

20.5 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be valid and effective under Applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance will be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof, and the Parties will negotiate in good faith with a view to substitute for such provision a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

20.6 No Third Party Beneficiaries. It is expressly understood that the provisions of this Agreement do not impart enforceable rights in anyone who is not a Party or successor or permitted assignee of a Party.

20.7 WAIVER OF JURY TRIAL. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS RELATING TO THIS AGREEMENT OR ANY PERFORMANCE OR FAILURE TO PERFORM OF ANY OBLIGATION HEREUNDER.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first written above.

Marathon Pipe Line LLC		Marathon Petroleum Company LP
By: MPC Investment LLC, its General Partner

By:	/s/ C.O. Pierson	By:	/s/ G. R. Heminger
Name:	C. O. Pierson	Name:	G. R. Heminger
Title:	President	Title:	President